Exhibit (d)(26)(viii)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

MORGAN STANLEY INVESTMENT MANAGEMENT, INC.

THIS AMENDMENT is made as of October 26, 2012 to the Sub-Advisory Agreement dated as of June, 23 2004, as amended, between Transamerica Asset Management, Inc. and Morgan Stanley Investment Management, Inc. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Fund Deleted. Any references to Transamerica Small Company Growth are hereby deleted, in accordance with the liquidation of the Fund, effective October 26, 2012.

2.	Schedule A. Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated as of June, 23 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of October 26, 2012.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Lisa M. Jones
Name:	Lisa M. Jones
Title:	Managing Director

SCHEDULE A

as of October 26, 2012

FUNDS	SUB-ADVISER COMPENSATION*	EFFECTIVE DATE

Transamerica Capital Growth	0.30% of average daily net assets**	March 22, 2011
Transamerica Growth Opportunities	0.40% of the first $1 billion of average daily net assets; and 0.375% of average daily net assets in excess of $1 billion***	March 22, 2011

*	As a percentage of average daily net assets on an annual basis.
**	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Morgan Stanley Capital Growth VP (a series of Transamerica Series Trust); Transamerica Capital Growth; and the portion of the assets of Transamerica Multi Managed Large Cap Core VP (a series of Transamerica Series Trust) allocated to and sub-advised by Morgan Stanley Investment Management Inc.
***	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Morgan Stanley Mid-Cap Growth VP (a series of Transamerica Series Trust) and Transamerica Growth Opportunities.